                                                                   EXHIBIT 11.1

                   CALCULATION OF SHARES USED IN DETERMINING
                            NET INCOME PER SHARE(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,       MARCH 31,
                                 ------------------------- -------------------
                                   1993     1994    1995     1995      1996
                                 -------- -------- ------- --------- ---------
Net income...................... $     13 $  5,357 $ 6,382 $   2,038 $   2,042
                                 ======== ======== ======= ========= =========
Weighted average number of
 Ordinary equivalent shares:
  Ordinary Shares...............   15,004   15,004  15,316    15,004    17,756
  Non-qualified share
   options(2)...................      663      717     835       793     1,109
                                 -------- -------- ------- --------- ---------
    Weighted average shares
     outstanding................   15,667   15,721  16,151    15,797    18,685
                                 ======== ======== ======= ========= =========
  Net income per share.......... $   0.00 $   0.34 $  0.40 $    0.13 $    0.11
                                 ======== ======== ======= ========= =========

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(1) This Exhibit should be read in connection with "Net income per share" in
    Note 2 of the Notes to the Consolidated Financial Statements.
(2) Pursuant to the requirements of the Securities and Exchange Commission, Ordinary Shares and share equivalents issued during the twelve month period prior to the Company's initial public offering in November 1995 have been included in the calculation (using the treasury stock method and the initial public offering price) as if they were outstanding for all periods presented.